Filed Pursuant to Rule 424(b)(3)
File No. 333-151506

PROSPECTUS

23,289,878 Shares

Common Stock

This prospectus relates to the offering from time to time of up to 23,289,878 shares of common stock of Flagstar Bancorp, Inc., including 11,289,878 shares of common stock issuable to the selling stockholders upon shareholder approval of the mandatory conversion of our Mandatory Convertible Non-Cumulative Perpetual Preferred Stock, Series A, by the selling stockholders identified in this prospectus. These shares of common stock may be sold at fixed prices, prevailing market prices determined at the time of sale, varying prices determined at the time of sale or at negotiated prices. We will not receive any proceeds from the sale of our common stock offered by the selling stockholders.

Our common stock is traded on the New York Stock Exchange under the symbol “FBC.” On June 18, 2008, the last reported sale price of our common stock as reported on the New York Stock Exchange was $3.49 per share.

Investing in our common stock involves a high degree of risk. See “RISK FACTORS” beginning on page 3 to read about factors you should consider before you make your investment decision.

The common stock being offered are not savings accounts, deposits or obligations of any bank and are not insured by any insurance fund of the Federal Deposit Insurance Corporation or any other governmental organization.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved any of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 18, 2008.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we are filing with the SEC using the SEC’s shelf registration rules. Under the shelf registration rules, using this prospectus and, if required, one or more prospectus supplements, the stockholders identified later in this prospectus may sell, from time to time, the securities covered in this prospectus in one or more offerings. The shares covered by this prospectus are 23,289,878 shares of common stock.

We recommend that you carefully read this entire prospectus, especially the section entitled “RISK FACTORS” beginning on page 3 before making a decision to invest in our common stock. You should also carefully read the additional information described under the headings “WHERE YOU CAN FIND ADDITIONAL INFORMATION” and “INCORPORATION BY REFERENCE,” before buying our securities.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in compliance with this Act, we file periodic reports and other information with the SEC. Our commission file number is 001-16577. These reports and the other information we file with the SEC can be read and copied at the public reference room facilities maintained by the SEC in Washington, DC at 100 F Street, N.E., Washington, DC 20549. The SEC’s telephone number to obtain information on the operation of the public reference room is (800) SEC-0330. These reports and other information are also filed by us electronically with the SEC and are available at the SEC’s website, www.sec.gov.

Our filings are also available through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

We maintain a website at www.flagstar.com. The information contained in our website is not part of this prospectus and you should not rely on it in deciding whether to invest in our securities.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus some of the information we file with them. This means that we can disclose important business, financial and other information in our SEC filings by referring you to the filed documents containing this information. All information incorporated by reference is part of this prospectus, unless that information is updated and superseded by the information contained in this prospectus or by any information filed subsequently that is incorporated by reference. Any information that we subsequently file with the SEC that is incorporated by reference will automatically supersede any prior information that is part of this prospectus. We incorporate by reference the documents listed below, as well as any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus and prior to the time that we sell all of the securities offered by this prospectus:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed March 13, 2008;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed May 8, 2008;

•	Current Reports on Form 8-K filed January 30, 2008, February 29, 2008, April 23, 2008, May 16, 2008 and May 20, 2008; and

•	The description of our common stock contained in our Registration Statement on Form 8-A, dated June 28, 2001, which registers our common stock under Section 12(b) of the Securities Exchange Act of 1934.

In no event, however, will any of the information that we “furnish” to the SEC in any Current Report on Form 8-K or any Definitive Proxy Statement from time to time be incorporated by reference into, or otherwise included in, this prospectus.

This prospectus is part of a registration statement on Form S-3 we have filed with the SEC relating to our securities registered under this prospectus. As permitted by SEC rules, this prospectus does not contain all of the information contained in the registration statement and accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about us and our securities. The registration statement, exhibits and schedules are also available at the SEC’s public reference rooms or at the SEC’s website, www.sec.gov.

You may obtain a copy of these filings at no cost by writing to us at Flagstar Bancorp, Inc., 5151 Corporate Drive, Troy, Michigan 48098, Attention: Paul D. Borja, CFO, or by oral request to Mr. Borja at (248) 312-2000. In order to obtain timely delivery, you must request the information no later than five business days prior to the date you decide to invest in our securities offered by this prospectus and the applicable prospectus supplement.

FORWARD-LOOKING STATEMENTS

This prospectus, any applicable prospectus supplement and the documents incorporated by reference into this prospectus may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In many but not all cases you can identify forward-looking statements by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “projection,” “should,” “will” and “would” or the negative of these terms or other similar expressions. These forward-looking statements include statements regarding our assumptions, beliefs, expectations or intentions about the future, and are based on information available to us at this time. These statements are not statements of historical fact. We assume no obligation to update any of these statements and specifically decline any obligation to update or correct any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Forward looking statements are estimates and projections reflecting our judgment and involve risks and uncertainties that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward looking statements. Some of the important factors that could cause our actual results, performance or financial condition to differ materially from our expectations or projections contained in the forward looking statements are: (1) general business, economic and political conditions may significantly affect our earnings; (2) if we cannot effectively manage the impact of the volatility of interest rates, our earnings could be adversely affected; (3) the value of our mortgage servicing rights could decline with reduction in interest rates; (4) gains on mortgage servicing rights may be difficult to realize due to disruption in the capital markets; (5) we use estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; (6) current and further deterioration in the housing and commercial real estate markets may lead to increased loss severities and further worsening of delinquencies and non-performing assets in our loan portfolios. Consequently, our allowance for loan losses may not be adequate to cover actual losses, and we may be required to materially increase our reserves; (7) our secondary market reserve for losses could be insufficient; (8) our home lending profitability could be significantly reduced if we are not able to resell mortgages; (9) our commercial real estate and commercial business loan portfolios carry heightened credit risk; (10) we have substantial risks in connection with securitizations and loan sales; (11) our ability to borrow funds, maintain deposits or custodial accounts, or raise capital could be limited, which could adversely affect our earnings; (12) we may be required to raise capital at terms that are materially adverse to our stockholders; (13) our holding company is dependent on the Bank for funding of obligations and dividends; (14) we may not be able to replace key members of senior management or attract and retain qualified relationship managers in the future; (15) the network and computer systems on which we depend could fail or experience a security breach; (16) our business is highly regulated; (17) our business has volatile earnings because it operates based on a multi-year cycle; (18) our loans are geographically concentrated in only a few states; (19) a larger percentage or our loans are collateralized by real estate, and an adverse change in the real estate market may result in losses and adversely affect our portfolio; (20) a significant part of our business strategy involves adding new branch locations, and our failure to grow may adversely affect our business, prospects, and results of operations and financial condition; (21) we are subject to heightened regulatory scrutiny with respect to bank secrecy and anti-money laundering statutes and regulations; and (22) certain hedging strategies that we use to manage our investment in mortgage servicing rights or otherwise to manage interest rate risk may be ineffective to offset any adverse changes in the fair value of these assets due to changes in interest rate; and (23) we depend on our institutional counterparties to provide services that are critical to our business.

We believe these forward looking statements are reasonable; however, these statements are based on current expectations. Forward looking statements speak only as of the date they are made. We undertake no obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

In light of these risks, uncertainties and assumptions, the forward looking statements and events discussed in or incorporated by reference into this prospectus might not be achieved or occur as planned. We urge you to review and consider the factors described above, and those described under the heading “RISK FACTORS”, as well as those included in our reports and filings with the SEC, for information about risks and uncertainties that may affect our future results. All forward-looking statements we make after the date of this prospectus are also qualified by this cautionary statement and identified risks.

You should only rely on the information contained in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations, and prospects may have changed since that date.

PROSPECTUS SUMMARY

The following summary provides an overview of selected information and does not contain all of the information that you should consider before investing in the securities offered by this prospectus. Therefore, you should also read the more detailed information set out in this prospectus, including the risk factors and the consolidated financial statements and related notes included in or incorporated by reference into this prospectus. In this prospectus, unless the context requires otherwise or unless as otherwise expressly stated, references to “we,” “our,” “us,” “the Company,” and “Flagstar” refer collectively to Flagstar Bancorp, Inc. and its subsidiaries.

The Company

We are a Michigan-based savings and loan holding company founded in 1993. Our business is primarily conducted through our principal subsidiary, Flagstar Bank, FSB (the “Bank”), a federally chartered stock savings bank. At March 31, 2008, our total assets were $15.9 billion, making us the largest publicly held savings bank in the Midwest and one of the top 15 largest savings banks in the United States. Our principal executive offices are located at 5151 Corporate Drive, Troy, Michigan 48098, and our telephone number is (248) 312-2000. Our stock is traded on the New York Stock Exchange (the “NYSE”) under the symbol “FBC.” Our website is www.flagstar.com.

The Bank is a member of the Federal Home Loan Bank of Indianapolis (“FHLB”) and is subject to regulation, examination and supervision by the Office of Thrift Supervision (“OTS”) and the Federal Deposit Insurance Corporation (“FDIC”). The Bank’s deposits are insured by the FDIC through the Deposit Insurance Fund (“DIF”).

Our business is comprised of two operating segments — banking and home lending. Our banking operation offers a line of consumer and commercial financial products and services to consumers and to small and middle market businesses through a network of banking centers (i.e., our bank branches) in Michigan, Indiana, and Georgia. Our home lending operation originates, acquires, sells and services mortgage loans on one-to-four family residences. Each operating segment supports and complements the operations of the other, with funding for the home lending operation primarily provided by deposits and borrowings obtained through the banking operation. At March 31, 2008, we operated 167 banking centers (of which 42 are located in retail stores such as Wal-Mart) located in Michigan, Indiana and Georgia. We also operate 138 home loan centers located in 26 states.

Our earnings include net interest income from our retail banking activities, and non-interest income from sales of residential mortgage loans to the secondary market, the servicing of loans for others, the sale of servicing rights related to mortgage loans serviced and fee-based services provided to our customers. Approximately 97.4% and 97.0% of our total loan production during 2007 and the first three months of 2008, respectively, represented mortgage loans and home equity lines of credit that were collateralized by first or second mortgages on single-family residences.

The Private Placement

On May 16, 2008, we entered into a series of purchase agreements with institutional and individual investors, including our chairman, Thomas J. Hammond, and our president and chief executive officer, Mark T. Hammond, pursuant to which we raised, in the aggregate, approximately $100 million in cash, or $95 million net of placement agent and legal fees (the “Private Placement”). The institutional investors purchased, in the aggregate, 11,365,000 shares of our common stock at a purchase price of $4.25 per share and 47,982 shares of our Mandatory Convertible Non-Cumulative Perpetual Preferred Stock, Series A (the “Preferred Stock”) at a purchase price and liquidation preference of $1,000 per share. The Preferred Stock in convertible into 11,289,878 shares of common stock, subject to restrictions described below. Thomas J. Hammond and Mark T. Hammond purchased, in the aggregate, 635,000 shares of our common stock at a purchase price of $5.88 per share. The common stock and Preferred Stock were sold in a private placement transaction exempt from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

Pursuant to each purchase agreement, we must seek stockholder approval of the mandatory conversion of the Preferred Stock. Upon receipt of stockholder approval, the Preferred Stock will automatically convert into our common stock based on an initial conversion price of $4.25 per share of common stock, subject to customary anti-

dilution adjustments. Also, the purchase agreements provide the institutional investors with anti-dilution protection if we issue additional shares of common stock in the next twelve months. However, the institutional investors do not have any preemptive rights in connection with future issuances of our capital stock.

The purchase agreements also provide registrations rights, pursuant to which we filed a registration statement (of which this prospectus is a part) with the SEC to register for resale the shares of common stock acquired in the Private Placement, as well as the shares of common stock issuable upon conversion of the Preferred Stock, of the selling stockholders identified later in this prospectus.

The Offering

This offering includes 23,289,878 shares of our common stock, including 11,289,878 shares of common stock issuable to the selling stockholders upon stockholder approval of the mandatory conversion of our Preferred Stock. The selling stockholders identified later in this prospectus may offer their shares from time to time through one or more underwriters, brokers or dealers on the NYSE at market prices prevailing at the time of sale, in one or more negotiated transactions acceptable to such stockholders or in private transactions. See “PLAN OF DISTRIBUTION” for more information. Our common stock is quoted on the NYSE under the symbol “FBC.”

Use of Proceeds

We will not receive any proceeds from the sale of the shares of our common stock offered by this prospectus. See “USE OF PROCEEDS” for more information.

Risk Factors

Your investment in our common stock offered by this prospectus involves a high degree of risk. See “RISK FACTORS” beginning on page 3.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in or incorporated by reference into this prospectus, including our financial statements and related notes, in evaluating an investment in our common stock. In addition, you should carefully consider the risks discussed under the caption “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and in any other documents incorporated by reference in this prospectus, including without limitation any updated risk factors included in our subsequently filed quarterly reports on Form 10-Q and subsequently filed Annual Report on Form 10-K, and any amendments to any of these documents. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance.

Our ability to pay dividends on our common stock will depend upon the operations of our subsidiaries.

We are a holding company and our principal source of cash is dividends and other distributions from our banking and non-banking operating subsidiaries. While we do not currently pay dividends on the common stock, our future payment of dividends will substantially depend upon whether we are able to receive dividends from our subsidiaries. Federal laws and regulations limit the amount of dividends and other distributions that our banking subsidiary, Flagstar Bank, FSB, is permitted to pay or make, and, currently, Flagstar Bank, FSB may not pay dividends to us without prior approval from the OTS. Flagstar Bank, FSB has a policy to remain well capitalized in order to meet capital adequacy requirements under federal law and, accordingly, generally will not pay dividends to the extent payment of the dividend would result in it not being well-capitalized. See “Business — Regulation and Supervision” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

We are subject to restrictions on paying cash dividends.

Holders of the common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. Furthermore, holders of our common stock are subject to the prior dividend rights of any holders of our preferred stock then outstanding. As of May 19, 2008, 47,982 shares of Preferred Stock were issued and outstanding; however, the Preferred Stock is mandatorily convertible in the common stock upon our receipt of stockholder. In addition, any other financing agreements that we enter into in the future may limit our ability to pay cash dividends on the common stock, rendering us unable to pay dividends in cash on the common stock unless we were to refinance amounts outstanding under those agreements.

The market price of our common stock may be volatile.

We cannot predict how the shares of our common stock will trade in the future. From January 1, 2005 to June 18, 2008, the reported high and low sales prices for our common stock ranged from a low of $3.49 per share to a high of $22.84 per share. The market price of our common stock will likely continue to fluctuate in response to a number of factors including the following possible scenarios, most of which are beyond our control:

•	actual or anticipated quarterly fluctuations in our operating and financial results;

•	developments related to investigations, proceedings or litigations that involve us;

•	changes in financial estimates and recommendations by financial analysts;

•	dispositions, acquisitions and financings;

•	actions of our current stockholders, including sales of common stock by existing stockholders and our directors and executive officers;

•	changes in the ratings of our other securities;

•	fluctuations in the stock price and operating results of our competitors;

•	regulatory developments; and

•	developments related to the financial services industry.

The market price of our common stock may also be affected by stock market conditions, including price and trading fluctuations on the NYSE or other exchanges, or by conditions influencing financial institutions generally. These conditions may result in (i) volatility in the level of, and fluctuations in, the market prices of stocks generally and, in turn, our common stock and (ii) sales of substantial amounts of our common stock in the market, in each case that could be unrelated or disproportionate to changes in our operating performance. These broad market fluctuations may adversely affect the market prices of our common stock.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

We are not restricted from issuing additional common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. Our board of directors is authorized to issue additional shares of common stock and additional classes or series of preferred stock without any action on the part of the stockholders. The board of directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights and preferences over the common stock with respect to dividends or upon the liquidation, dissolution or winding up of our business and other terms. If we issue preferred shares in the future that have a preference over the common stock with respect to the payment of dividends or upon liquidation, dissolution or winding up, or if we issue preferred shares with voting rights that dilute the voting power of the common stock, the rights of holders of the common stock or the market price of the common stock could be adversely affected.

The conversion of the Preferred Stock into shares of our common stock will dilute our existing common stockholders and may have an adverse effect on the market price of our common stock.

Each share of Preferred Stock is mandatorily convertible into shares of our common stock, subject to anti-dilution adjustments and approval by our stockholders. The conversion of the Preferred Stock will dilute the ownership interest of our existing common stockholders. Any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of the outstanding shares of our common stock. In addition, the existence of our Preferred Stock may encourage short selling or arbitrage trading activity by market participants because the conversion of our Preferred Stock could depress the price of our equity securities.

The common stock will rank junior to all of our and our subsidiaries’ liabilities in the event of a bankruptcy, liquidation or winding up.

In the event of bankruptcy, liquidation or winding up, our assets will be available to pay obligations on the common stock only after all of our liabilities have been paid. Our common stock will rank junior to our preferred stock. In addition, upon our voluntary or involuntary liquidation, dissolution or winding up, holders of common stock share ratably in the assets remaining after payments to creditors and provision for the preference of any preferred stock. As of March 31, 2008, we had total consolidated liabilities of approximately $15.2 billion. In the event of bankruptcy, liquidation or winding up, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities, to pay amounts due on any or all of the common stock then outstanding.

DESCRIPTION OF COMMON STOCK

General

The selling stockholders are offering the shares of our common stock by this prospectus. The following is a brief description of the terms of our common stock offered in this prospectus. This description does not purport to be complete and is subject to and qualified in its entirety by reference to our articles of incorporation, including any amendments thereto, and to the Michigan Business Corporation Act.

Voting Rights

Each share of our common stock has the same relative rights and will be identical in all respects with every other share of our common stock. The holders of our common stock possess exclusive voting rights in the Company, except as required by law, provided in our articles of incorporation, or to the extent that shares of the Preferred Stock have voting rights. Each holder of shares of our common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of holders of shares of our common stock, except as expressly set forth in our articles of incorporation.

Dividends

The holders of our common stock are entitled to receive and share equally in such dividends as may be declared by our board of directors out of funds legally available therefor. The holders of the Preferred Stock have a priority over the holders of the common stock with respect to the receipt of dividends. Our principal source of funds is dividends from our subsidiaries. Our subsidiaries are subject to certain legal restrictions on the amount of dividends they are permitted to pay.

Liquidation

In the event we liquidate, dissolve or wind-up, each holder of our common stock would be entitled to receive, after payment or provision for payment of all our debts and liabilities and payment to the Preferred Stock, a pro rata portion of our assets.

Other Characteristics

Holders of our common stock will not have preemptive rights with respect to any additional shares of our common stock that may be issued in the future. The common stock is not subject to call for redemption. Register and Transfer Company is transfer agent and registrar for our common stock.

USE OF PROCEEDS

We will incur all of the costs associated with the registration of the shares of our common stock offered by this prospectus other than underwriting discounts and selling commissions, if any. See “PLAN OF DISTRIBUTION.”

The shares of our common stock offered by this prospectus are being registered for the account of the selling stockholders named in this prospectus. Therefore, any proceeds from the sale of such shares will be received by the selling stockholders for their own account, and we will not receive any proceeds from the sale of our common stock offered by this prospectus.

SELLING STOCKHOLDERS

The table below sets forth information with respect to the selling stockholders and the number of shares of common stock that may be resold by the respective selling stockholders from time to time pursuant to this prospectus. We have prepared the table based on information given to us by, or on behalf of, the selling stockholders on or about May 19, 2008. The selling stockholders may have sold, transferred or otherwise disposed of some or all of their shares of common stock since the date on which the selling stockholders provided this information.

Except for the ownership of the securities as described in this prospectus and except for Thomas J. Hammond, our chairman, and Mark T. Hammond, our president and chief executive officer, the selling stockholders have not had any material relationship with us within the past three years.

The shares of our common stock offered by this prospectus are already outstanding or will become outstanding upon the conversion of the Preferred Stock. This offering does not affect the number of shares of common stock that would otherwise be outstanding before and after this offering. Rather, this prospectus generally covers the resale of the number of shares of common stock already issued to the selling stockholders in the Private Placement and the shares of common stock to be issued upon the mandatory conversion of the Preferred Stock. See “PLAN OF DISTRIBUTION.”

The number of shares beneficially owned by each selling shareholder is determined according to the rules of the SEC, and the information is not necessarily indicative of ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. As a consequence, several persons may be deemed to be the “beneficial owners” of the same shares. The selling stockholders and their respective transferees, pledgees, donees or successors, may from time to time offer and sell, pursuant to this prospectus, any or all of the shares of common stock or Preferred Stock owned by such selling shareholder, but are under no obligation to offer or sell any of the shares.

The selling stockholders represented to us that they acquired the securities in the ordinary course of business and, at the time of the purchase of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. For purposes of this chart, we have assumed that all shares registered hereunder will be sold. However, the selling stockholders have the discretion to sell all, some or none of the shares.

	Shares of			Maximum
	Common Stock		Shares of	Shares of	Shares of Common
	Beneficially		Common Stock	Common Stock	Stock Beneficially
	Owned Before		Beneficially	which may be	Owned After the
	the Private		Owned Before	Resold	Offering(4)
Name of Selling Stockholder	Placement(1)		the Offering(2)	Hereby(3)	Number	Percent

Bay Pond Investors (Bermuda) L.P. (nominee: (Morgan Stanley & Co as nominee for Bay Pond Investors (Bermuda) L.P.))(5)	50,400		798,185	1,494,373	50,400	*
Bay Pond Partners, L.P. (nominee: (Morgan Stanley & Co as nominee for Bay Pond Partners, L.P.))(5)	136,300		1,946,294	3,626,699	136,300	*
Elliott Associates, L.P.(6)	0		1,404,653	2,799,947	0	*
Elliott International, L.P.(7)	0		2,106,979	4,200,155	0	*
Financial Stocks Limited Partnership(8)	0		590,190	1,176,543	0	*
First Financial Fund, Inc. (nominee: (Scrod & Co))(5)	0		441,100	864,158	0	*
LB I Group, Inc.(9)	0		531,171	1,058,936	0	*
Malta Hedge Fund, L.P.(10)	0		14,598	29,186	0	*
Malta Hedge Fund II, L.P.(10)	0		79,062	157,650	0	*
Malta MLC Fund, L.P.(10)	0		66,771	133,124	0	*
Malta MLC Offshore, Ltd.(10)	0		91,854	183,148	0	*
Malta Offshore, Ltd.(10)	0		24,732	49,203	0	*
Malta Partners, L.P.(10)	0		5,217	10,393	0	*
Malta Titan Fund, L.P.(10)	0		219,428	437,310	0	*
UBS O’Connor LLC F/B/O: O’Connor Global Convertible Arbitrage Master Limited(11)	0		180,598	359,963	0	*
UBS O’Connor LLC F/B/O: O’Connor Global Convertible Arbitrage II Master Limited(11)	0		20,066	39,995	0	*
UBS O’Connor LLC F/B/O: O’Connor PIPEs Corporate Strategies Master Limited(11)	0		200,665	399,959	0	*
Samlyn Offshore LTD(12)	0		1,034,013	2,061,166	0	*
Samlyn Onshore Fund L.P.(13)	0		736,558	1,468,229	0	*
Wolf Creek Investors (Bermuda), L.P. (nominee: (Goldman Sachs & Co.))(5)	0		553,051	1,100,580	0	*
Wolf Creek Partners, L.P. (nominee: (Goldman Sachs & Co.))(5)	0		506,515	1,004,162	0	*
Thomas J. Hammond(14)	10,540,137	(16)	10,857,637	317,500	10,540,137	12.6%
Mark T. Hammond(15)	6,717,122	(17)	7,034,622	317,500	6,717,122	8.0%

*	less than 1.0%

(1)	The “Shares of Common Stock Beneficially Owned Before the Private Placement” column does not include any common stock purchased in the Private Placement or common stock issuable upon conversion of the Preferred Stock purchased in the Private Placement. See “PROSPECTUS SUMMARY — The Private Placement.”

(2)	The “Shares of Common Stock Beneficially Owned Before the Offering” column does not include any common stock issuable upon conversion of the Preferred Stock. Thus, these amounts may be less than the amounts reflected for such selling shareholder in the “Maximum Shares of Common Stock which may be Resold Hereby” column.

(3)	The “Maximum Shares of Common Stock which may be Resold Hereby” column includes all common stock acquired in the Private Placement and common stock issuable upon conversion of such selling shareholder’s Preferred Stock, calculated without regard to anti-dilution adjustments.

(4)	The “Shares of Common Stock Beneficially Owned After the Offering” columns assume that all shares registered hereunder will be sold. However, the selling stockholders have the discretion to sell none, some or all of the shares registered hereunder. The “Shares of Common Stock Beneficially Owned After the Offering — Percent” column is calculated based on 83,626,384 shares of common stock outstanding, which assumes that the Preferred Stock is converted into 11,289,878 shares of common stock and 72,336,506 shares of common stock outstanding as of completion of the Private Placement.

(5)	Wellington Management Company, LLP (“Wellington”) is an investment advisor registered under the Investment Advisors Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.

(6)	Paul E. Singer, Elliott Capital Advisors, L.P., a Delaware limited partnership which is controlled by Mr. Singer, and Elliott Special GP, LLC, a Delaware limited liability company which is controlled by Mr. Singer, are the general partners of Elliott Associates, L.P.

(7)	Hambledon, Inc., a Cayman Islands corporation controlled by Paul E. Singer, is the sole general partner of Elliott International, L.P. In addition, Elliott International Capital Advisors Inc., the investment manager of Elliott International, L.P. which is controlled by Mr. Singer, has shared power with Elliott International, L.P. to vote and dispose of the shares owned by Elliott International, L.P.

(8)	FSI Group, LLC, a Delaware limited liability company, is the sole general partner of Financial Stocks Limited Partnership. Steven N. Stein and John M. Stein together control FSI Group, LLC, and accordingly share the power to vote and dispose of the shares owned by Financial Stocks Limited Partnership.

(9)	LB I Group Inc. is a wholly-owned subsidiary of Lehman Brothers Inc., which is a registered broker-dealer. LB I Group Inc. has represented to us that it is not acting as an underwriter in this offering, it purchased the shares it is offering under this prospectus in the ordinary course of business, and at the time of such purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute such shares. Lehman Brothers Holdings Inc., a public reporting company, is the parent of Lehman Brothers Inc.

(10)	Sandler O’Neill Asset Management, LLC (“SOAM”) is an investment adviser to this shareholder. SOAM, in such capacity, may be deemed to share beneficial ownership over the shares held in the funds it manages. Terry Maltese, in his capacity as the managing member of SOAM, may also be deemed to have investment discretion and voting power over the shares held by these funds. Mr. Maltese disclaims any beneficial ownership of the shares.

(11)	This selling stockholder is a fund which cedes investment control to UBS O’Connor LLC, which makes all the investment/voting decisions. UBS O’Connor LLC is a wholly owned subsidiary of UBS AG which is listed and traded on the NYSE.

(12)	Samlyn Capital, LLC (“Samlyn Capital”) is the Investment Manager to Samlyn Offshore Ltd. Robert Pohly is the managing member of Samlyn Capital, and as such has investment power and voting control over these securities. Samlyn Capital and Mr. Pohly each disclaims beneficial ownership of these securities except to the extent of their pecuniary interest.

(13)	Samlyn Capital is the Investment Manager to, and Samlyn Partners, LLC (“Samlyn Partners”) is the General Partner of, Samlyn Onshore Fund, LP. Robert Pohly is the managing member of Samlyn Capital and Samlyn Partners, and as such has investment power and voting control over these securities. Samlyn Capital, Samlyn

Partners and Mr. Pohly each disclaims beneficial ownership of these securities except to the extent of their pecuniary interest.

(14)	Thomas J. Hammond is Chairman of our Board and Chairman of the Board of Flagstar Bank. The amount shown as beneficially owned by Mr. Hammond, both before and after the offering does not include 4,333,106 shares of common stock held by Mr. Hammond’s wife, Janet G. Hammond, as to which Mr. Hammond disclaims beneficial ownership.

(15)	Mark T. Hammond is Vice-Chairman of our Board, President and Chief Executive Officer and holds the same positions with Flagstar Bank. Mark T. Hammond is the son of Thomas J. Hammond. The amount shown as beneficially owned by Mr. Hammond, both before and after the offering, does not include 193,829 shares held by Kirstin A. Hammond, his wife and Executive Director and Chief Investment Officer of the Company, as to which Mr. Hammond disclaims beneficial ownership.

(16)	This amount includes 10,305,157 shares held indirectly in a revocable living trust, 70,234 shares held indirectly in the Flagstar Bank 401(k) Plan, 64,294 shares of restricted stock, and stock options exercisable as of the Record Date, or that will become exercisable within 60 days thereafter, to purchase 100,452 shares of Common Stock.

(17)	This amount includes 5,533,847 shares held indirectly in a revocable living trust, 92,320 shares held indirectly in the Flagstar Bank 401(k) plan, 91,071 shares of restricted stock, and stock options exercisable as of the Record Date, or that will become exercisable within 60 days thereafter, to purchase 984,595 shares of Common Stock.

PLAN OF DISTRIBUTION

We are registering the shares offered by this prospectus on behalf of the selling stockholders. The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. To the extent any of the selling stockholders gift, pledge or otherwise transfer the shares offered hereby, such transferees may offer and sell the shares from time to time under this prospectus, provided that this prospectus has been amended under Rule 424(b)(3) or other applicable provision of the Securities Act to include the name of such transferee in the list of selling stockholders under this prospectus.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions.

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders may be, and any broker-dealers that act in connection with the sale of securities will be, deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals will be deemed to be underwriting discounts or commissions under the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

There can be no assurance that the selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

We are required to pay all fees and expenses incident to the registration of the common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities.

We have agreed with the selling stockholders to keep the registration statement that includes this prospectus effective until the earlier of (1) one year after the effective date of the registration statement, (2) the date on which the shares of common stock become eligible for resale without any volume limitations or other restrictions pursuant to Rule 144 or any other rule of similar effect, or (3) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement, Rule 144 or otherwise.

EXPERTS

Our consolidated financial statements appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and the effectiveness of our internal controls over financial reporting as of December 31, 2007, have been audited by Virchow, Krause & Company, LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the common stock, including the common stock to be issued upon the conversion of the Preferred Stock, offered by this prospectus have been passed upon by Kutak Rock LLP, Washington, DC.

The only sources of information given to you by us about your investment decision are this prospectus, the applicable prospectus supplement and any documents referred to in this prospectus or the applicable prospectus supplement. We did not authorize anyone to give you any other information about your investment decision.

This prospectus is not an offer to sell securities and is not meant to induce the sale of securities if it would violate state law. If the persons who are trying to offer the securities for sale, or the persons who receive those offers for sale are prohibited from doing so under state law, this prospectus is not meant to induce sale of the securities described in this prospectus.

23,289,878 Shares

Common Stock

PROSPECTUS

June 18, 2008